Exhibit (d)(8)

April 30, 2022

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

1 Iron Street

Boston, Massachusetts 02210

RE:	State Street Institutional Investment Trust Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Institutional Investment Trust (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees and distribution, shareholder servicing and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Global Equity ex-U.S. Index Portfolio	0.08%	April 30, 2023
State Street Small/Mid Cap Equity Index Portfolio	0.03%	April 30, 2023

(b)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund to the extent that Total Annual Fund Operating Expenses (exclusive of nonrecurring account fees, interest, taxes, extraordinary expenses, and distribution, shareholder servicing, and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Equity 500 Index Fund	0.02%	April 30, 2023
State Street Equity 500 Index II Portfolio	0.02%	April 30, 2023
State Street Aggregate Bond Index Fund	0.025%	April 30, 2023
State Street Aggregate Bond Index Portfolio	0.025%	April 30, 2023
State Street Small/Mid Cap Equity Index Fund	0.045%	April 30, 2023

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(c)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Global Equity ex-U.S. Index Fund	0.015%	April 30, 2023
State Street International Developed Equity Index Fund	0.09%	April 30, 2023
State Street Emerging Markets Equity Index Fund	0.12%	April 30, 2023
State Street Cash Reserves Fund	0.12%	April 30, 2023
State Street Ultra Short Term Bond Fund	0.30%	April 30, 2023
State Street International Value Spotlight Fund	0.70%	April 30, 2023

(d)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees other than the fees of the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Fund:

Fund Name	Expense Limitation	Expiration Date
State Street Hedged International Developed Equity Index Fund	0.15%	April 30, 2023

(e)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, and extraordinary expenses) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Fund:

Fund Name	Expense Limitation	Expiration Date
State Street Treasury Obligations Money Market Fund	0.10%	April 30, 2023
State Street China Equity Select Fund	0.90%	April 30, 2023	*

*	or the sooner of Expiration date or liquidation date.

(f) to reimburse the State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Money Market Fund and State Street Institutional Treasury Plus Money Market Fund (collectively, the “Funds”)for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of interest, brokerage commissions, taxes, extraordinary expenses, deferred organizational expenses or acquired fund fees and expenses) of the Select Class shares of the Funds exceed 0.08% of average daily net assets on an annual basis, until April 30, 2023.

Each of the above stated fee waiver and/or expense reimbursement arrangements set forth in Section I(a) through Section I(f) (i) supersedes any prior fee waiver and/or expense reimbursement arrangement for the applicable Fund and (ii) may only be terminated during the relevant period with the approval of the Funds’ Board of Trustees. SSGA FM and a Fund Officer are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated waivers and/or expense reimbursements for additional periods, including of one or more years, after the applicable Expiration Date.

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Section II. Other Arrangements

(a) With respect to the State Street Aggregate Bond Index Portfolio and the State Street Aggregate Bond Index Fund, SSGA FM agrees to waive up to the portion of the management fee and/or expenses attributable to acquired fund fees and expenses (“AFFEs”), excluding AFFEs derived from the Fund’s holdings in acquired funds for cash management purposes. This fee waiver and/or expense reimbursement may only be terminated with approval of the Funds’ Board of Trustees.

(b) With respect to the State Street International Developed Equity Index Fund, SSGA FM agrees to waive the portion of the Fund’s management fee attributable to the Fund’s assets invested in the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds. This fee waiver may only be terminated with the approval of the Fund’s Board of Trustees.

(c) With respect to the State Street Hedged International Developed Equity Index Fund, SSGA FM agrees to waive the portion of the Fund’s management fee attributable to the Fund’s assets invested in the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds. This fee waiver may only be terminated with the approval of the Fund’s Board of Trustees.

If the arrangements in Section I and Section II of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:
Ellen M. Needham
Director and President

Accepted and Agreed:
STATE STREET INSTITUTIONAL INVESTMENT TRUST, ON BEHALF OF THE FUNDS NAMED ABOVE

By:
Bruce Rosenberg
Treasurer

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